Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

We, as members of management of Putnam Fiduciary Trust Company on behalf of The Putnam Funds (the Funds), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal control over compliance with those requirements. We have performed an evaluation of the Funds compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of April 28, 2000, and from August 27, 1999 through April 28, 2000.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as April 28, 2000, and from August 27, 1999 through April 28, 2000, with respect to securities reflected in the investment accounts of the Funds.


Putnam Fiduciary Trust Company


By:



Paul Bucuvalas
Managing Director Custody
Division



March 15, 2001